Exhibit 4.1

                              CONSULTING AGREEMENT

          THIS CONSULTING AGREEMENT is made and entered into this 8th day of May, 2002, by and between RAVEN MOON INTERNATIONAL, INC., a Florida corporation (hereinafter referred to as the "Corporation") and Farrell Gordon (hereinafter referred to as the "Contractor").


     WHEREAS, the Corporation is in the business of developing and producing children's television programs, videos, CD music production and publishing and e-commerce internet websites focused on the entertainment industry; and

     WHEREAS, in connection with the marketing of the Corporation's products, the Corporation desires to engage the services of Contractor, who has experience in marketing such enterprises.

     NOW THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

     (1) Contractor agrees to market the Corporation's products for 2 years by
(i) introducing the principals of the Corporation and the Corporation's products to individuals and decision makers in companies, in which Contractor has contacts, in order to promote the Corporation's products to consumers; and (ii) promoting the Corporation's products to a wider audience.

     (2) Contractor agrees to make at least twenty-four such contacts per year.

     (3) If a contract results in revenue for the Corporation, Contractor will be entitled to 10% of the gross revenues resulting from the contact upon receipt of such revenues by Corporation.

     (4) If Contractor fails to generate twenty-four (24) such contacts per year, Contractor will pay to the Corporation Five Thousand Dollars ($5,000) for a contact which has not been generated. For example, if Contractor generates only twenty (20) contacts per year, Corporation will be entitled to payment of Twenty Thousand Dollars ($20,000).

     (5) Upon execution of this Agreement, Contractor will have the option to purchase twelve million five hundred thousand (12,500,000) shares of the Corporation's Common Stock at two cents ($.02) per share. Seven million five hundred thousand (7,500,000) shares of this stock would be free trading and five million (5,000,000) shares of the stock will be restricted. During the term of this Agreement, Contractor shall also have the option to purchase at any time additional shares not to exceed twelve million five hundred thousand (12,500,000) shares of the Corporation's Common Stock. The price for these shares is four cents ($.04) per share. This option to purchase the shares is transferable by Contractor.

     (6) Shares sufficient to cover the options described in paragraph 5 will be issued in the name of Farrell Gordon and deposited in escrow with the law firm of Cramer, Price & de Armas.

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     (7) Mr. Cramer will issue no more than one million (1,000,000) shares a month to Mr. Gordon unless the following occurs:

         (a) Once the stock reaches a value of ten cents ($.10) a share, may issue an additional one million (1,000,000) shares to Mr. Gordon.

         (b) Once the stock reaches a value of twenty cents ($.20) a share, Mr. Cramer may issue an additional one million (1,000,000) shares to Mr. Gordon. However, the option of twenty cents ($.20) may not be executed within 30 days of the ten cents ($.10) option being executed.

         (c) Once the stock reaches a value of thirty cents ($.30) a share, Mr. Cramer may issue an additional one million (1,000,000) shares to Mr. Gordon. However, the option of thirty cents ($.30) may not be executed within 30 days of the twenty cents ($.20) option being executed.

         (d) Once the stock reaches a value of forty cents ($.40) a share, Escrow Agent may issue an additional one million (1,000,000) shares to Mr. Gordon. However, the option of forty cents ($.40) may not be executed within 30 days of the thirty cents ($.30) option being executed.

         (e) Once the stock reaches a value of fifty cents ($.50) a share, Mr. Cramer may issue an additional one million (1,000,000) shares to Mr. Gordon. However, the option of fifty cents ($.50) may not be executed within 30 days of the forty cents ($.40) option being executed.

         (f) Once the stock reaches a value of seventy-five cents ($.75) a share, Mr. Cramer may issue an additional one million (1,000,000) shares to Mr. Gordon. However, the option of seventy-five cents ($.75) may not be executed within 30 days of the fifty cents ($.50) option being executed.

         (g) Once the stock reaches a value of one dollar ($1.00) a share, Mr. Cramer may issue an additional one million (1,000,000) shares to Mr. Gordon. However, the option of one dollar ($1.00) may not be executed within 30 days of the seventy-five cents ($.75) option being executed.

         (h) As long as the stock price remains at or above one dollar ($1.00) a share, Mr. Cramer may issue an additional one million (1,000,000) shares to Mr. Gordon on a monthly basis. However, the one dollar ($1.00) option may not be executed within 30 days of the prior one dollar ($1.00) option being executed.

         (i) Notwithstanding any language to the contrary, Escrow Agent agrees to hold at least one million (1,000,000) of stock during the course of the Consulting Agreement.

     (8) When Escrow Agent decides to exercise an option, he must do so by written instruction to Mr. Cramer. Mr. Cramer will immediately send the written instructions to David H. Popper.

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     (9)  Mr. Gordon will agree to pay for the options within three (3) days of the written instructions to Mr. Cramer. Payment for the option will be made to Mr. Cramer, who will forward such payment to Mr. Popper.

     (10) Contractor has the following responsibilities regarding taxes:

          (a) Contractor will receive a 1099 form from the Corporation, at year end, which will be sent to the Internal Revenue Service.

          (b) Contractor is required to report all income from Corporation to the Internal Revenue Service.

          (c) Contractor is responsible for all taxes associated with earnings, such as Self-Employment Tax, federal Income Tax and any other applicable taxes.

          (d) Contractor is responsible for keeping records of all income producing expenses, which offset 1099 earnings.

     (11) It is understood and agreed that the services of Contractor will be rendered as an independent contractor and not as an employee. Nothing contained in this Agreement shall be construed to create an employer-employee relationship between the Corporation and contractor or to allow the Corporation to exe4rcise control or direction over Contractor, or to dictate the manner or method by which Contractor renders marketing services on behalf of the Corporation.

     (12) Contractor shall be solely responsible to provide itself with Workman's Compensation coverage as he sees fit. The Corporation shall not provide Workman's Compensation coverage to Contractor.

     (13) Contractor agrees to carry his own health, accident and disability insurance, and does hereby release the Corporation for any injuries sustained in the ordinary course of business.

     (14) All expenses incurred by Contractor in performing his duties hereunder shall be Contractor's responsibilities.

     (15) The term of this Agreement shall commence on the date written above and terminate two (2) years thereafter.

     (16) Any notice of other communication required or permitted pursuant to this Agreement shall be in writing and shall be delivered personally, or by certified, registered or express delivery via the United States Postal Service or a reputable express delivery courier which maintains records of delivery, postage or freight prepaid, to the relevant address set forth below or to such other address as may be designated by notice from the addressee. Any such

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notice or communication shall be deemed given when so delivered personally, or, if mailed or delivered by express delivery courier, on the earlier of the date of receipt or one business day after the day of mailing or the sender's delivery to the express delivery courier.


     If to Corporation:

              Raven Moon International, Inc.
              120 International Parkway
              Suite 220
              Heathrow, Florida __________

     With a copy to:

     David H. Popper
     201 East Pine Street
     15th Floor
     Orlando, Florida 32802

     If to Contractor:

     Gordon Gordon
     222 Celebration Blvd.
     Celebration, Florida 34747

     With a copy to:

     Charles W. Cramer, Esq.
     1411 Edgewater Drive
     Suite 100
     Orlando, Florida 32804

     (17) This Agreement is the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations and agreements with respect to that subject matter are merged herein. This Agreement may not be amended or modified except in writing signed by both parties.

     (18) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which, when taken together, shall constitute a single counterpart instrument. Executed signature pages to any counterpart instrument may be detached and affixed to a single counterpart, which single counterpart with multiple executed signature pages affixed thereto shall constitute the original counterpart instrument. All of such counterpart pages shall be read as though one and they shall have the same force and effect as if all of the parties had executed a single counterpart page.

     (19) In the event of any litigation between the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs incurred and reasonable attorney's fees, including attorneys' fees in all investigations, trials, bankruptcies and appeals.

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     (20) No change or modification of this Agreement shall be valid unless in writing and signed by the parties hereto.

     (21) This Agreement shall be construed and regulated under the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. In the event of a dispute, the parties agree to arbitrate their differences utilizing the American Arbitration Association. Each party will bear one half of the cost of said arbitration.

     (22) This Agreement represents the entire understanding between the parties and supersedes all prior contracts and arrangements.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.



CONTRACTOR                                  CORPORATION

                                            RAVEN MOON INTERNATIONAL, INC.


/s/  Farrell Gordon                         By:  /s/
----------------------------                -----------------------------------
     Farrell Gordon                                   Joey DiFrancesco
                                                      President

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